Exhibit 99.1

Ryman Hospitality Properties, Inc. Announces Strategic Investment in Opry Entertainment Group by Atairos and NBCUniversal

NASHVILLE, Tenn. – (April 4, 2022) – Ryman Hospitality Properties (NYSE: RHP) (“RHP”), a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences, and Atairos, an independent strategic investment company focused on supporting growth-oriented businesses, today announced that Atairos, along with their long-term strategic partner NBCUniversal, will acquire a 30% minority ownership stake in RHP’s subsidiary OEG Attractions Holdings LLC, which directly or indirectly owns the assets that comprise Opry Entertainment Group (“OEG”). Atairos’ investment values OEG at $1.415 billion, inclusive of OEG’s previously announced acquisition of Block 21 (which remains subject to certain closing conditions and is expected to close prior to June 1, 2022). Atairos has agreed to make an additional $30 million investment in OEG, contingent on certain performance targets being achieved, which would bring OEG’s valuation to $1.515 billion. The initial $1.415 billion valuation includes a recapitalization of OEG with a new $300 million Term Loan B and the assumption of a $137 million CMBS facility for Block 21 upon consummation of that transaction. Atairos’ and NBCUniversal’s initial 30% equity investment in OEG will be approximately $293 million, of which Atairos is directly investing approximately $278 million and NBCUniversal will directly invest up to approximately $15 million.

Colin Reed, Chairman and Chief Executive Officer of Ryman Hospitality Properties, said, “Over the last decade we have shared our excitement about the bright future of our entertainment business and the significant value creation opportunities that exist as we extend our reach nationwide and transition OEG to an integrated country lifestyle platform.

Back in June 2021, given the unsolicited interest we had received, we embarked on a formal process to identify a strategic partner that shares our vision for growing OEG to a position where it can operate independently of our core hospitality business while enabling our shareholders to participate in the significant upside for OEG that lies ahead.

Atairos and NBCUniversal have a great appreciation for the legendary assets under our stewardship and we are aligned on protecting and nurturing them for future generations of music lovers to enjoy. We view this partnership as a significant opportunity to strengthen these beloved institutions and cement their influence on American music culture. We remain focused on creating sustainable long-term value for our shareholders as we seek new ways to connect artists and fans through one-of-a-kind experiences.”

Michael Angelakis, Chairman and CEO of Atairos, said, “OEG’s dynamic collection of entertainment venues, digital content and iconic country music brands provide a strong foundation for continued growth as a fully-integrated country lifestyle platform. We are excited to partner with the RHP and OEG teams to explore new content distribution strategies and support their ambition of becoming the leading player in country lifestyle live entertainment and media content.”

David Pietrycha, Executive Vice President, Strategy and Business Development at NBCUniversal, added, “We are excited to invest in OEG alongside our strategic partner Atairos. We look forward to exploring opportunities to leverage our media, technology and content creation expertise to help OEG accelerate its plans and bring its iconic brands, as well as artists and storied cities, to music lovers worldwide.”

Additional Transaction Details
Upon completion of the transaction, RHP will retain a controlling 70% interest in OEG. Colin Reed will serve as Executive Chairman of OEG in addition to his responsibilities as Chairman and Chief Executive Officer of RHP. In connection with the investment, Atairos will enter into an LLC agreement with RHP and OEG upon the closing of the investment, pursuant to which, among other things, Atairos Partners Alex Evans and Jackson Phillips will join OEG’s Board of Directors, which will be comprised of four RHP Directors and two Atairos Directors.

The transaction, which is subject to customary conditions, is expected to close in Q2 2022. Upon closing, RHP expects to receive gross transaction proceeds of approximately $593 million, comprised of the Atairos and NBCUniversal investment and borrowings from a new $300 million Term Loan B facility secured by OEG assets. RHP expects to use these proceeds to pay transaction expenses, fully repay its $300 million Term Loan A and substantially all the borrowings outstanding under its revolving credit facility, thereby reducing leverage and creating balance sheet flexibility to allow RHP to pursue continued reinvestment in its businesses.

Advisors
Morgan Stanley & Co. LLC is serving as financial advisor, Bass, Berry & Sims PLC is serving as legal advisor, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as tax counsel to RHP. Moelis & Company LLC is serving as financial advisor and Davis Polk & Wardwell LLP is serving as legal advisor to Atairos. The financing commitment for this transaction has been secured from JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc.

A Note to Ryman Hospitality Properties, Inc. Shareholders:

For additional information regarding this acquisition, visit http://ir.rymanhp.com and click on Presentations and Transcripts, where RHP has posted an investor supplement providing a transaction overview, which introduces Atairos and describes the announced strategic investment. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this release.

Ryman Hospitality Properties will hold a conference call to discuss this transaction Tuesday, April 5, 2022, at 10 a.m. ET. To participate in the conference call, please dial 888-632-3384 and use Conference ID: 6355412. The call will be available for replay through April 12, 2022, and by dialing 800-938-0996, a Conference ID is not required. This call is also being webcast and can be accessed at Ryman Hospitality Properties’ Investor Relations website at http://ir.rymanhp.com.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. RHP’s Opry Entertainment Group includes a growing collection of iconic and emerging country music brands we operate, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and a 50% interest in Circle, a country lifestyle media network RHP owns in a joint venture with Gray Television; as well as other Nashville-area attractions managed by Marriott. RHP operates Opry Entertainment Group as part of a taxable REIT subsidiary. RHP’s core holdings, Gaylord Opryland Resort & Convention Center, Gaylord Palms Resort & Convention Center, Gaylord Texan Resort & Convention Center, Gaylord National Resort & Convention Center, and Gaylord Rockies Resort & Convention Center are five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. RHP also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,412 rooms and more than 2.8 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. Visit RymanHP.com for more information.

About Atairos

Atairos is an independent, private company focused on supporting growth-oriented businesses across a wide range of industries. Atairos provides a unique combination of active strategic partnership and patient long-term capital to high-potential companies and their management teams. Atairos was launched in 2016 and has approximately $6 billion of equity capital. Atairos has offices in New York City, Philadelphia and London. For more information, please visit www.atairos.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to RHP’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the pending acquisition of Block 21, the proposed investment by Atairos and NBCUniversal in OEG, and intended benefits of the proposed investment in OEG. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the occurrence of any event, change or other circumstance that could delay the closing of the Block 21 acquisition or the proposed investment in OEG, or result in the termination of the agreement for the Block 21 acquisition or the proposed investment in OEG. Other factors that could cause results to differ are described in the filings made from time to time by RHP with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in RHP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its Quarterly Reports on Form 10-Q and subsequent filings. RHP does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Ryman Hospitality Properties, Inc.
Mark Fioravanti, President Ryman Hospitality Properties, Inc.	Shannon Sullivan, Vice President Corporate and Brand Communications Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Jennifer Hutcheson, CFO Ryman Hospitality Properties, Inc. (615) 316-6320 jhutcheson@rymanhp.com	Robert Winters Alpha IR Group (929) 266-6315 robert.winters@alpha-ir.com
Todd Siefert, Senior Vice President Corporate Finance & Treasurer Ryman Hospitality Properties, Inc. (615) 316-6344 tsiefert@rymanhp.com
Atairos
Jared Levy or Ben Spicehandler
Sard Verbinnen & Co
(212) 687-8080
Atairos-SVC@sardverb.com